Exhibit 99.B(e)(1)(i)

SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

ING SEPARATE PORTFOLIOS TRUST

and

ING FUNDS DISTRIBUTOR, LLC

Name of Fund

ING SPorts Core Fixed Income Fund

ING SPorts International Fixed Income Fund